Exhibit 99
                                       to
                                    Form 10-Q
                                       of
                        Protective Life Insurance Company
                              for the three months
                              ended March 31, 1999


                   Safe Harbor for Forward-Looking Statements


         The Private Securities Litigation Reform Act of 1995 (the "Act") encourages companies to make "forward-looking statements" by creating a safe harbor to protect the companies from securities law liability in connection with forward-looking statements. Forward-looking statements can be identified by use of words such as "expect," "estimate," "project," "budget," "forecast," "anticipated," "plan," and similar expressions. Protective Life Insurance Company ("Protective Life") intends to qualify both its written and oral forward-looking statements for protection under the Act.

         To qualify oral forward-looking statements for protection under the Act, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements. Protective Life provides the following information to qualify forward-looking statements for the safe harbor protection of the Act.

         The operating results of companies in the insurance industry have historically been subject to significant fluctuations due to competition, economic conditions, interest rates, investment performance, maintenance of insurance ratings, and other factors. Certain known trends and uncertainties which may affect future results of Protective Life are discussed more fully below.

         MATURE INDUSTRY; COMPETITION. Life and health insurance is a mature industry. In recent years, the industry has experienced virtually no growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Insurance is a highly competitive industry and Protective Life encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than Protective Life, as well as competition from other providers of financial services.

         The life and health insurance industry is consolidating, with larger, more efficient organizations emerging from consolidation. Also, mutual insurance companies are converting to stock ownership which will give them greater access to capital markets.

         Management believes that Protective Life's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong financial strength ratings from rating agencies.

         Protective  Life  competes   against  other  insurance   companies  and
financial institutions in the origination of commercial mortgage loans.


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         RATINGS. Ratings are an important factor in the competitive position of life insurance companies. Rating organizations periodically review the financial performance and condition of insurers, including Protective Life's insurance subsidiaries. A downgrade in the ratings of Protective Life's life insurance subsidiaries could adversely affect its ability to sell its products and its ability to compete for attractive acquisition opportunities.

         Rating organizations assign ratings based upon several factors. While most of the considered factors relate to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company's control. For the past several years rating downgrades in the industry have exceeded upgrades.

         POLICY CLAIMS FLUCTUATIONS. Protective Life's results may fluctuate from year to year on account of fluctuations in policy claims received by Protective Life.

         LIQUIDITY AND INVESTMENT PORTFOLIO. Many of the products offered by Protective Life's insurance subsidiaries allow policyholders and contractholders to withdraw their funds under defined circumstances. Protective Life's insurance subsidiaries design products and configure investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. Formal asset/liability management programs and procedures are used to monitor the relative duration of Protective Life's assets and liabilities. While Protective Life's insurance subsidiaries own a significant amount of liquid assets, many of their assets are relatively illiquid. Significant unanticipated withdrawal or surrender activity could, under some circumstances, compel Protective Life's insurance subsidiaries to dispose of illiquid assets on unfavorable terms, which could have a material adverse effect on Protective Life.

         INTEREST RATE FLUCTUATIONS. Sudden changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited rates paid on outstanding policies. Both rising and declining interest rates can negatively affect
Protective Life's spread income. For example, certain of Protective Life's insurance and investment products guarantee a minimum credited interest rate. While Protective Life develops and maintains asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that significant changes in interest rates will not materially affect such spreads.

         Lower interest rates may result in lower sales of Protective Life's insurance and investment products.

         REGULATION AND TAXATION. Protective Life's insurance subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power dealing with many aspects of the insurance business, which may include premium rates, marketing practices, advertising, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than share-owner's. Protective Life cannot predict the form of any future regulatory initiatives.

         Under the Internal Revenue Code of 1986, as amended (the Code), income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of Protective Life's


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products a  competitive  advantage  over other  non-insurance  products.  To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including Protective Life's subsidiaries, would be adversely affected with respect to their ability to sell such products, and, depending on grandfathering provisions, the surrenders of existing annuity contracts and life insurance policies. Protective Life cannot predict what future initiatives the President or Congress may propose which may affect Protective Life.

         LITIGATION. A number of civil jury verdicts have been returned against insurers in the jurisdictions in which Protective Life does business involving the insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In some states (including Alabama), juries have substantial discretion in awarding punitive damages which creates the potential for unpredictable material adverse judgments in any given punitive damages suit. Protective Life and its subsidiaries, like other insurers, in the ordinary course of business, are involved in such litigation or alternatively in arbitration. The outcome of any such litigation or arbitration cannot be predicted with certainty. In addition, in some class action and other lawsuits involving insurers' sales practices, insurers have made material settlement payments.

         INVESTMENT RISKS. Protective Life's invested assets and derivative financial instruments are subject to customary risks of defaults and changes in market values. The value of Protective Life's commercial mortgage portfolio depends in part on the financial condition of the tenants occupying the properties which Protective Life has financed. Factors that may affect the overall default rate on, and market value of, Protective Life's invested assets include interest rate levels, financial market performance, and general economic conditions, as well as particular circumstances affecting the businesses of individual borrowers and tenants.

         CONTINUING SUCCESS OF ACQUISITION STRATEGY. Protective Life has actively pursued a strategy of acquiring blocks of insurance policies. This acquisition strategy has increased Protective Life's earnings in part by allowing Protective Life to position itself to realize certain operating efficiencies associated with economies of scale. Protective Life has also from time to time acquired other companies and continued to operate them as subsidiaries There can be no assurance, however, that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, will continue to be available to Protective Life, or that Protective Life will realize the anticipated financial results from its acquisitions.

         RELIANCE UPON THE PERFORMANCE OF OTHERS. Protective Life's results may be affected by the performance of others because Protective Life has entered into various ventures involving other parties. Examples include, but are not limited to: many of Protective Life's products are sold through independent distribution channels; the Investment Products Division's variable annuity deposits are invested in funds managed by unaffiliated investment managers; a portion of the sales in the Individual Life, Dental, and Financial Institutions Divisions comes from arrangements with unrelated marketing organizations; and Protective Life has entered the Hong Kong insurance market in a joint venture.

         YEAR 2000. Computer hardware and software often denote the year using two digits rather than four; for example, the year 1998 often is denoted by such hardware and software as "98." It is probable that such hardware and software will malfunction when calculations involving the year 2000 are attempted because the hardware and/or software will interpret "00" as


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representing  the year 1900  rather  that the year 2000.  This "Year 2000" issue potentially  affects all individuals and companies  (including  Protective Life,
its   customers,   business   partners,   suppliers,   banks,   custodians   and
administrators). The problem is most prevalent in older mainframe systems, but personal computers and equipment containing computer chips could also be affected.

         Protective Life shares computer hardware and software with its parent, Protective Life Corporation ("PLC"), and other affiliates of PLC. The majority of the modifications necessary for PLC's mainframe systems to be able to process transactions rated beyond 1999 have been completed. PLC currently anticipates that its remaining systems with Year 2000 issues will have been addressed and appropriate action taken before December 31, 1999.

         Due to the fact that PLC does not control all of the factors that could impact its Year 2000 readiness, there can be no assurances that PLC's efforts will be successful, that interactions with other service providers with Year 2000 issues will not impair PLC's operations, or that the Year 2000 issue will not otherwise adversely affect PLC.

         Should  some  of  PLC's  systems  not be  available  due to  Year  2000 problems, in a reasonably likely worst case scenario, PLC may experience significant delays in its ability to perform certain functions, but does not expect an inability to perform critical functions or to otherwise conduct business. However, other worst case scenarios, depending upon their duration, could have a material adverse effect on of PLC and Protective Life and their operations.

         REINSURANCE. Protective Life's insurance subsidiaries cede insurance to other insurance companies. However, Protective Life remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. The cost of reinsurance is, in some cases, reflected in the premium rates charged by Protective Life. Under certain reinsurance agreements, the reinsurer may increase the rate it charges Protective Life for the reinsurance, though Protective Life does not anticipate increases to occur. Therefore, if the cost of reinsurance were to increase with respect to policies where the rates have been guaranteed by Protective Life, Protective Life could be adversely affected.

         Additionally, Protective Life assumes policies of other insurers. Any regulatory or other adverse development affecting the ceding insurer could also have an adverse effect on Protective Life.

         Forward-looking statements express expectations of future events and/or results. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to these inherent uncertainties, investors are urged not to place undue reliance on forward-looking statements. In addition, Protective Life undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to projections over time.